Exhibit 10.5

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

STOCK OPTION PROGRAM FOR DIRECTORS
(THE “PROGRAM”)

STOCK OPTION PROGRAM FOR DIRECTORS
( THE “PROGRAM”)*

1. PURPOSES OF THE PROGRAM

     The purposes of this Program are (i) to assist Air Products and Chemicals, Inc. (the “Company”) in attracting and retaining individuals of superior talent, experience, and achievement as directors of the Company and (ii) to associate more closely the interests of such directors with those of the Company’s shareholders by encouraging and enabling directors to acquire a financial interest in the Company through ownership in equity securities of the Company. The Program is provided under the Air Products and Chemicals, Inc. Long Term Incentive Plan (the “Plan”) and is subject to the terms thereof. Certain capitalized terms used herein have the meanings set forth in Section 6(i) hereof.

2. ELIGIBILITY AND ADMINISTRATION

     Participation in the Program is limited to directors of the Company who have not ever been employees of the Company or any of its subsidiaries or their respective predecessors. The Program is administered by the Corporate Governance and Nominating Committee of the Board of Directors (the “Committee”).

3. AWARDS

     Two thousand (2,000) stock options (“Options” or “Stock Options”) shall automatically be granted to each eligible director who is serving as a director of the Company immediately following each annual organizational meeting of the Board of Directors. Each such director shall receive an option agreement dated as of the date of each such organizational meeting of the Board of Directors, which shall be the date of grant of each such award, evidencing the automatic annual award of such Stock Options pursuant to this Program. Stock Options are rights to purchase shares of common stock of the Company, par value $1.00 (“Common Stock”).(1)/

(*)	The Air Products and Chemicals, Inc. Stock Option Plan for Directors was adopted by Board resolution on 21 October 1993; effective 27 January 1994; amended effective 15 October 1998 and 21 October 1999. Effective 23 January 2003 this Plan was combined with the Long Term Incentive Plan and offered as a program thereunder.

(1)/	Amended and approved by the Board of Directors on 15 October 1998; effective 15 October 1998.

     All Stock Options granted under the Program shall be granted on the following terms and conditions:

(a)	Price. The purchase price per share of Common Stock covered by each Stock Option shall be 100% of the Fair Market Value of a share of Common Stock on the date of grant of such Option.

(b)	Term and Exercisability. Stock Options shall become exercisable six (6) months from date of grant, and shall remain exercisable until the earlier of:

(i)	ten (10) years and one (1) day from the date of grant, and

(ii)	the date as of which the director ceases to serve as a member of the Board of Directors.

Notwithstanding the foregoing, the director (in the case he or she ceases to serve on the Board of Directors of the Company by reason of retirement or disability) or, the director’s Designated Beneficiary or, if none, his or her legal representative (in the case of the director’s death before or after retirement or disability), shall continue to have the same rights to exercise any unexercised portion of the director’s Stock Option which is exercisable at the time of such termination or death, as the director would have had if he or she had continued to be an active director of the Company.

(c)	Exercise. A director wishing to exercise his or her Stock Option, in whole or in part, shall give written notice of such exercise to the Company, accompanied by full payment of the purchase price. The date of receipt of such notice and payment shall be the “Exercise Date” for such Stock Option or portion thereof.

(d)	Payment. The purchase price of shares of Common Stock purchased upon exercise of any Stock Option shall be paid in full in cash at the time of exercise of the Option. Subject to any administrative rules from time to time adopted by the Committee, payment of the purchase price may also be made by delivery of an irrevocable exercise notice coupled with irrevocable instructions to a designated broker to simultaneously sell the underlying shares of Common Stock and deliver to the Company on the settlement date the portion of the proceeds representing the purchase price.

4. DILUTION ADJUSTMENTS

     Notwithstanding any other provision of the Plan, in the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, an equitable adjustment shall be made, as determined by the Board of Directors (but subject to the first paragraph of Section 6), in (i) the kind of shares subject to Stock Options, (ii) the number or kind of shares or purchase price per share subject to outstanding Stock Options, (iii) any other aspect or aspects of the Program or outstanding awards made thereunder as specified by the Board of Directors, or (iv) any combination of the foregoing, as shall be necessary to maintain the proportionate interest of the optionees and to preserve, without increasing, the value of outstanding awards. Such adjustments shall be made by the Board of Directors and shall be conclusive and binding for all purposes of the Program and Plan.

5. MISCELLANEOUS PROVISIONS

(a)	The holder of a Stock Option shall have no rights as a Company shareholder with respect thereto unless, and until the date as of which, certificates for shares of Common Stock are issued upon exercise or payment in respect of such award.

(b)	No Stock Option or any rights or interests therein of the recipient thereof shall be assignable or transferable by such recipient except by gift to his or her family member(s) or to trust(s) of which such family member(s) are beneficiaries (but only on and after the date upon which, and to the extent such Stock Options have become exercisable in accordance with their terms, and subject to the administrative procedures and conditions set forth in the “Administrative Procedures Regarding Transfers of Stock Option Awards dated 21 October 1999” attached as Exhibit A); to his or her Designated Beneficiary; or by will or the laws of descent and distribution.

(c)	All Stock Options granted under the Program shall be evidenced by agreements in such form and containing and/or incorporating such terms and conditions as are set forth in this Program.

(d)	No shares of Common Stock shall be issued, delivered or transferred upon exercise of any Stock Options granted hereunder unless and until all legal requirements applicable to the issuance, delivery or transfer of such shares have been complied with including, without limitation, compliance with the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the applicable requirements of the exchanges on which the Company’s Common Stock may, at the time, be listed.

(e)	The Company shall require, as a condition of delivery of shares of Common Stock upon the exercise of a Stock Option, that the director or other person receiving such Common Stock pay to the Company at the time of distribution thereof the amount of any taxes which the Company is required to withhold with respect to such exercise. The obligation of the Company to make delivery of Common Stock shall be subject to currency or other restrictions imposed by any government.

(f)	Distributions of shares of Common Stock upon exercise, in payment or in respect of awards made under this Program, may be made either from shares of authorized but unissued Common Stock reserved for such purpose by the Board of Directors or from shares of authorized and issued Common Stock reacquired by the Company and held in its treasury, as from time to time determined by the Board of Directors.

(g)	The costs and expenses of administering this Program shall be borne by the Company and not charged to any award nor to any director receiving an award.

(h)	This Program shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under this Program and payment of awards shall be subordinate to the claims of the Company’s general creditors.

(i)	In addition to the terms defined elsewhere herein, the following terms as used in this Program description shall have the following meanings:

“Designated Beneficiary” shall mean the person or persons last designated as such by the Participant on a form filed by him or her with the Company.

“Fair Market Value” of a share of Common Stock of the Company on any date set forth herein shall mean an amount equal to the mean of the high and low sale prices on the New York Stock Exchange, as reported on the composite transaction tape, for such date.

“Retirement” shall mean (i) resigning from serving as a director, failing to stand for re-election as a director or failing to be re-elected as a director after being duly nominated, and (ii) in any such case having the right to immediate or deferred pension benefits under the Company’s Pension Plan for Directors as then in effect or, in the absence of such Pension Plan or another pension plan being applicable to any director, after at least six (6) full years of service as a director of the Company. More than six (6) months’ service during any twelve (12) month period after a director’s first election by the shareholders to the Board shall be considered as a full year’s service for this purpose.

(j)	Notices. All notices to the Company under this Program shall be in writing and shall be given as follows:

Corporate Secretary
Air Products and Chemicals, Inc.
7201 Hamilton Boulevard

Allentown, PA 18195-1501

(k)	Governing Law. This Program shall be governed by the laws of the Commonwealth of Pennsylvania and shall be construed for all purposes in accordance with the laws of said Commonwealth except as may be required by the General Corporation Law of Delaware or by applicable federal law.

6. AMENDMENT AND DISCONTINUANCE; NO DISCRETION

     The Board of Directors of the Company may amend or modify this Program; provided, however, that no amendment may affect a director’s rights under any award of Stock Options under this Program made prior to such amendment without such director’s consent. The Board of Directors of the Company may suspend or discontinue this Program in whole or in part at any time, but any such suspension or discontinuance shall not affect awards of Stock Options granted under this Program prior thereto.

NOTICE OF
EXERCISE OF STOCK OPTION
GRANTED UNDER THE AIR PRODUCTS AND CHEMICALS, INC. (THE “COMPANY”)
STOCK OPTION PROGRAM FOR DIRECTORS (THE “PROGRAM”)

To:	The Corporate Secretary Air Products and Chemicals, Inc.

On                     the Company granted me options under the Program to purchase shares of its Common Stock at a price of $                    per share.

I hereby give notice of exercise of my options to purchase                     of such shares by payment to the Company of $                   , the aggregate option exercise price for such shares. My payment is made by a CHECK enclosed herewith and/or WIRE TRANSFER of immediately available funds payable to the Company.

DELIVERY INSTRUCTIONS

Please register the shares in the following manner:	Delivery Instructions:

Director’s Name

Address

Soc. Sec. #

Signature of Director	Acknowledgment and Receipt of Completed Option Exercise Notice Form and Payment of Option Exercise Price:

Corporate Secretary’s Office

Exercise Date

ADMINISTRATIVE PROCEDURES REGARDING TRANSFERS OF STOCK
OPTION AWARDS (THE “PROCEDURES”)

Stock option awards granted under the Program are transferable by the recipient of the award (the “director”) on and after the date upon which, and to the extent, the option has become exercisable. Options may be transferred only in accordance with these Procedures. DIRECTORS ARE ENCOURAGED TO SEEK FINANCIAL AND TAX PLANNING ADVICE PRIOR TO TRANSFERRING AN OPTION.

1.	Exercisable options may be transferred by the director only by gift and only to the director’s family members or to trusts of which such family members are beneficiaries. Family members include any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships.

2.	Prior to making any transfer, the director and transferee must complete and sign the attached Election to Transfer Stock Options form and return it to the Corporate Secretary’s Office. Transfers will not be effective until the form is received, acknowledged and accepted by the Secretary or an Assistant Corporate Secretary.

3.	Following transfer, any Designation of Beneficiary previously filed by the director relating to transferred options is void and of no further force and effect as to the transferred options; and the transferred options may not be subsequently transferred by the transferee except by will or the laws of descent and distribution.

4.	Except as otherwise provided in these Procedures, the transfer of options to the transferee also transfers the ancillary rights associated with the options under the applicable award agreement and the Program (references herein to “options” to include both the stock options and such ancillary rights); and following transfer, the options will continue to be subject to the same terms and conditions as were applicable immediately prior to transfer under the applicable award agreement and the Program.

5.	Certain U.S. Tax Considerations

     U.S. Resident Directors

     Upon Transfer:

•	A director will incur gift taxes (including the generation skipping transfer tax, if applicable) on the transfer on the value of the option at the time of transfer unless the gift is incomplete, (e.g. if the director retained the power to determine when the options were exercised or to prevent sale of the optioned shares, the gift may not be complete for gift tax purposes). The Internal Revenue Service will respect the value placed on an option for gift tax purposes if the value is determined using a generally recognized option pricing model that takes into account exercise price, expected term, current trading price, expected volatility, expected dividends, and risk-free interest rates during the option’s term. Neither the option nor the optioned shares will be included in the director’s estate.

     Upon Exercise:

•	When the transferee exercises, income is imputed to the director and will be reflected on the director’s Form 1099.

     Nonresident Directors

•	Nonresident directors will not be subject to gift tax on transfer of stock options. Neither the option nor the optioned shares will be included in the director’s estate. Stock options will be subject to U.S. income tax upon the transferee’s exercise unless exempted by treaty. The Company is required to withhold U.S. income taxes upon exercises by a nonresident where the income arising therefrom is not exempt by treaty.

6.	Certain U.S. Securities Laws Considerations for Active Directors.

•	We strongly recommend that while engaged in service to the Company, directors discuss in advance with the Corporate Secretary or his or her designee the possible implications of transferring options to enable the Company to assist the director in complying with the securities laws, including preparing any required reports for filing with the Securities and Exchange Commission and the New York Stock Exchange. The transfer of an option must be reported as a gift transaction on the director’s Form 5 (or voluntarily on an earlier Form 4).

•	If the transferee is a family member sharing the director’s household or for whom the director is financially responsible, option exercise transactions by the transferee would also (a) need to be reported by the director on a Form 4 or 5, and any sale of the shares could be matched against non-exempt purchases made by the director, resulting in short-swing profit liability to the director; and (b) be limited to quarterly window periods for trading in Company stock.

•	With regard to transfer to trusts for family members, if the director does not have the power to revoke the trust (without the consent of another person) and does not have investment or voting power over the options (or shares obtained upon exercise) held by the trust, neither the trust nor the trustee will generally be subject to Section 16 nor will trust transactions be attributed to the director or subject to window periods. If the trustee is a Section 16 insider with regard to the Company with no pecuniary interest in, but with investment power over the trust assets, the trustee would be limited to selling the shares obtained by exercising the options only during quarterly window periods.

•	A transferee of a director may be subject to certain limitations under Rule 144 concerning, among other things, the number of shares of Company stock which may be sold during any three-month period and satisfaction of a holding period before shares purchased by exercising an Option may be sold.

Air Products and Chemicals, Inc.
(the “Company”)

ELECTION TO TRANSFER STOCK OPTION
Granted Under The Stock Option Program for Directors

Printed name of director or former director to whom options were granted (the “director”):

Social Security Number of director:

Address of director:

Telephone number of director:

I, THE DIRECTOR, HEREBY ELECT TO MAKE A TRANSFER OF A STOCK OPTION GRANTED TO ME AS FOLLOWS:

Printed name of transferee:

Social Security Number or Tax Identification Number of transferee:

Address of transferee:

Telephone number of transferee:

Relationship of transferee to director:

If transferee is a trust, list names of trustee and beneficiary(s) and relationship of beneficiary(s) to director:

Number of shares covered by option to be transferred:

Date option was awarded to director:

BY SIGNING BELOW, I, THE DIRECTOR, ACKNOWLEDGE receipt of a copy of the “Administrative Procedures Regarding Transfers of Stock Option Awards” (the “Procedures”). I further acknowledge that upon exercise of the option by the transferee, taxable income will be imputed to me, the director, and reported to the appropriate tax authorities. I understand that I am responsible for any taxes payable as a result of the exercise.

Signature of director	Date

BY SIGNING BELOW, THE TRANSFEREE ACKNOWLEDGES receipt of a copy of the Procedures and agrees to comply with and be subject to the terms and conditions pursuant to which the option was granted (as modified by the Procedures), and agree not to further transfer the option.

Signature of transferee	Date

Receipt of this executed Election form is hereby acknowledged and accepted, and the requested transfer of stock option will be effective this           day of                          ,           .

AIR PRODUCTS AND CHEMICALS, INC.
By:
Name:
Title:

DISCUSSION OF TAX AND SOCIAL SECURITY CONSEQUENCES
OF THE STOCK OPTION PROGRAM FOR DIRECTORS

     The following is a summary of the U.S. tax and Social Security consequences of the Air Products and Chemicals, Inc. Stock Option Program for Directors (“Program”). This is a general summary under current law. You should consult with your personal tax advisor before exercising any Program options. Foreign tax rules are not discussed in this summary and also should be reviewed with your personal tax advisor.

U.S. INCOME TAXES — RESIDENTS

     No U.S. income taxation occurs upon the grant of a stock option under the Program. Receipt of Shares upon the exercise of a Program option is subject to federal, state and local income taxes. The Company will report taxable income on a Form 1099. No U.S. tax will be withheld by the Company. As a result you may have to make estimated tax payments in order to avoid penalties for underpayment of estimated tax. In the event of your death prior to exercise of your Program options, your estate or designated beneficiary will be subject to income taxes in the same manner as you would have been with respect to exercise of the Program options. (State or local rules may vary.)

Amount of Income

     The amount of taxable income you will recognize with respect to receipt of Shares will be the option spread; i.e., the difference between your exercise price and the fair market value of the Shares, on the date such value is includable in your income for tax purposes (“date of taxation”). “Fair market value” for this purpose is the mean of the NYSE high and low for the date of taxation.

Date of Taxation

     The date of taxation generally will be the date of exercise. However, if the optioned stock is subject to Section 16(b) restrictions because you or someone whose transactions are attributed to you made a nonexempt purchase during the six months preceding the exercise, the date of taxation will be deferred until the restrictions lapse.

Basis and Subsequent Sale of Shares

     The fair market value of the Shares on the date of taxation will be your basis in the Shares. Any subsequent appreciation or depreciation in the Shares will result in a capital gain or loss if you dispose of the Shares in a taxable transaction. Your holding period will begin on the date of taxation for tax purposes. The gain or loss on a disposition will be deemed to be long-term capital gain or loss, subject to a reduced maximum tax rate, once the Shares have been held for more than twelve months and an even lower tax rate if the Shares are held for at least five years.

SELF-EMPLOYMENT TAX

     The amount of taxable income realized upon exercise of a Plan option for federal income tax purposes is self-employment income subject to self-employment tax at a maximum rate of 15.3%. Self-employment tax generally applies at the same time federal income taxes apply. The Social Security portion of the tax (12.4%) will not apply to income recognized with respect to a Plan option to the extent you already have self-employment income or wages from employment for the year in excess of the Social Security Wage Base ($87,900 in 2004). Gain from the disposition of the Shares will not be subject to self-employment tax. Upon your death, your estate or designated beneficiary is not subject to self-employment tax.

ESTATE TAXES

     The fair market value of options that can be exercised by your estate or a designated beneficiary must be included in your gross estate. An estate tax deduction is allowed for items passing to your spouse. An income tax deduction is allowed for any estate tax attributable to an item generating taxable income. Congress enacted legislation that phases out the estate tax in 2002-2009. This legislation sunsets in 2011, however, potentially restoring the tax at its 2001 level.

SOCIAL SECURITY BENEFITS

     Director fees are considered earnings for purposes of reducing Social Security benefits in the year earned rather than the year paid. Self-employment income realized upon exercise of a stock option under the Plan will not reduce your Social Security benefits payable in the year of exercise if you have attained age 65 at the time of exercise. If you pay self-employment tax with respect to option exercises under the Plan, your future Social Security benefits may increase.